UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 26, 2012

Commission file number 1-10948

OFFICE DEPOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-2663954
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6600 North Military Trail, Boca Raton, Florida 33496

(Address of principal executive offices) (Zip Code)

(561) 438-4800

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

In its proxy statement filed on March 15, 2012, Office Depot, Inc. (the “Company”) disclosed key changes made to the Company’s compensation practices for 2012 as a result of the 2011 Say on Pay vote. The Company’s proxy statement indicated that at the time of its filing, the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) was still evaluating changes to the Chief Executive Officer’s (“CEO”) compensation in light of Say on Pay. On April 26, 2012, the Committee approved the following changes to the compensation of Neil Austrian, Chairman and CEO of the Company. As of January 1, 2012, Mr. Austrian’s base salary will increase from $1,100,000 to $1,200,000 and his annual incentive target from 140% of his annual base salary to 160%. In addition, on April 26, 2012, the Company approved equity award grants to Mr. Austrian under the Company’s Long-Term Incentive Program (the “Plan”) as follows:

Service-Vested Restricted Stock

•

A service-vested restricted stock grant of 500,000 shares, which will vest in two equal installments on December 31, 2012, and April 30, 2014, so long as Mr. Austrian continues to be employed as CEO on each vesting date.

Performance-Vested Restricted Stock Units

•

A performance-vested restricted stock unit grant targeted at 500,000 shares (i) if the Company achieves in 2012 the earnings before interest and taxes (“EBIT”) target approved by the Board for the Plan applicable to other officers and (ii) (a) Mr. Austrian continues to be employed by the Company as CEO through April 30, 2014 or (b) on or after May 31, 2013 after giving five (5) months notice, voluntarily resigns as CEO (other than for Good Reason), but continues to serve as a director through April 30, 2014.

•	The actual number of shares that may be paid as a result of 2012 EBIT performance will range on a linear interpolation scale from a minimum of 250,000 shares up to a maximum of 1,000,000 shares.

Performance Cash

•	A cash incentive targeted at $2,500,000 on the same vesting terms as the performance-vested restricted stock units described above.

•

The actual cash amount that may be paid as a result of 2012 EBIT performance will range on a linear interpolation scale from a minimum of $1,250,000 up to a maximum of $5,000,000 for performance results from “threshold” to “target” and from “target” to “maximum.”

The above performance cash and stock incentives will be forfeited if the Company does not achieve the threshold 2012 EBIT target approved by the Board.

Notwithstanding the vesting provisions described above, in the event Mr. Austrian is no longer employed by the Company or serving as a member of the Board, the following additional vesting provisions shall apply:

Reason for Termination	Vesting Provisions
Death/Disability

•        All vesting conditions for service-vested restricted stock (including for earned performance-based awards with additional service vesting conditions) will be deemed immediately satisfied and will vest at deemed target level performance.

•        For performance-vested awards, if the termination is prior to January 1, 2013, the full award will vest at deemed target level performance. If the termination occurs on or after January 1, 2013, the award will vest based on actual performance.

Termination Without Cause or Termination for Good Reason

•        Service-vested awards (including earned performance-based awards with additional service vesting conditions) will fully vest.

•        For performance-based awards, the service-based vesting condition will be deemed fully achieved, but vesting will remain subject to actual performance over the full one-year performance period.

Termination For Cause	• All unvested awards will be forfeited.
Voluntary Quit	• All unvested awards will be forfeited.
Change In Control

•        There will be no special treatment for service-vested awards (they would remain eligible for “double-triggered” protection by fully vesting upon a subsequent termination without cause or termination for Good Reason).

•        For performance-based awards, if the change in control is prior to the end of the performance-based awards, the applicable performance measures will be determined based on performance through the change in control date as determined by the Committee in good faith (unless the Committee determines performance is at less than the deemed “target” level, in which case the Company shall be deemed to have achieved “target” level performance).

All capitalized terms not defined herein shall have the meaning ascribed to them in Mr. Austrian’s form of 2012 Restricted Stock Unit and Performance Cash Award Agreement and 2012 Restricted Stock Award Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

OFFICE DEPOT, INC.

Date: May 1, 2012	By:	/s/ Elisa D. Garcia C.
Elisa D. Garcia C.
Executive Vice President,
General Counsel and Secretary